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|FORM 4|
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[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940




________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Molen                            Richard                  L.
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   (Last)                           (First)             (Middle)


   1440 Country Wood Drive
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                                    (Street)

   Dayton                              OH                45440
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 11, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________


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        [ ] Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                       2A.                       4.                              Securities     Owner-
                         2.            Deemed                    Securities Acquired (A) or      Beneficially   ship
                         Trans-        Execution    3.           Disposed of (D)                 Owned          Form:     7.
                         action        Date, if     Transaction  (Instr. 3 and 4)                Following      (D)       Nature of
                         Date          any          Code         ------------------------------- Reported       Direct or Indirect
1.                       -------------------------- (Instr. 8)                  (A)              Transactions   (I)       Beneficial
Title of Security        (Month/Day/   (Month/Day   ------------                or               (Instr. 3 and  Indirect  Ownership
(Instr. 3)               Year)          /Year)      Code     V      Amount      (D)    Price     4)            (Instr.4) (Instr.4)
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
Common Stock             2/11/03                    M             40,000        A     $5.48
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Common Stock             2/11/03                    S             28,400        D    $25.2093     12,300          D
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
*If the Form is filed by more than one reporting person, See Instruction
 4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   Trans-   ion      action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      action   Date, if Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  Date     Any      (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   (Month   (Month   8)       4 and 5)      Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  /Day     /Day     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     /Year)   /Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock        $5.48   2/11/03            M            40,000     (1)    9/24/11  Common    40,000           0        D
Options                                                                          Stock
(Right to
Buy)
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
(1) Presently exercisable.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



/s/ Richard L. Molen                                     February 11, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date